Exhibit 99.1

Aptargroup Reports Record Fourth Quarter Results

CRYSTAL LAKE, Ill.--(BUSINESS WIRE)--February 10, 2010--Aptargroup, Inc. (NYSE:ATR) today reported fourth quarter and annual results.

Fourth Quarter 2009 Summary

  Reported sales and profits increased across all segments
  Consolidated sales increased 9%, 1% excluding currency effects
  Operating profit increased 11% to $56.9 million, including a $1.8 million charge relating to consolidation/severance expenses
  Reported diluted earnings per share increased 13% to record fourth quarter results of $.52 per share
  Strategic realignment of businesses announced

FOURTH QUARTER RESULTS

For the quarter ended December 31, 2009, reported sales increased 9% to $495.6 million from $455.9 million in the fourth quarter of 2008. When currency effects are excluded, sales increased 1% over the prior year.

Fourth Quarter Segment Sales Analysis
(Growth Over Prior Year)

	Beauty &			Total
	Home	Closures	Pharma	Aptargroup
Product Sales (including tooling)	3%	-2%	-2%	1%
Acquisitions	-	1%	-	-
Currency Effects	9%	5%	9%	8%
Total Growth	12%	4%	7%	9%

Commenting on the quarter, Peter Pfeiffer, President and CEO, said, “We are pleased to report record fourth quarter earnings per share. All of our segments reported sales and profits that were above the prior year’s levels. Movements in currency exchange rates contributed to our results and we were helped by a return to more normalized ordering patterns in certain markets. Demand remained strong in developing markets and our ability to leverage our cost structure across each segment helped our bottom line.

“Looking at our Beauty & Home segment, sales of our innovative dispensing systems to the personal care market increased year over year and sales to the fragrance/cosmetic market continued to improve although they were lower than the fourth quarter of last year excluding exchange rate effects. Overall, Beauty & Home segment sales increased 3% excluding currency effects and segment income increased 51% or $6.8 million.

“In our Closures segment, sales of products to the personal care, food, and beverage markets were strong in the quarter; however, this strength was masked by the negative impact from lower resin cost pass-throughs and lower tooling sales. Excluding changes in exchange rates, effects from resin pass-throughs and lower tooling sales, our core product sales would have increased approximately 10%. Lower resin cost pass-throughs had the effect of reducing our sales by 7% and lower tooling sales accounted for another 5% decline, resulting in a net decline in product and custom tooling sales of 2%. Closures segment income increased approximately 68% or $5.6 million.”

Pfeiffer added, “Pharma segment sales excluding exchange rate effects declined 2% in the quarter primarily due to softer demand for our metered valves. Pharma segment income increased 12% or $3.5 million.”

On a consolidated basis, operating income increased 11% to $56.9 million. Cost containment efforts, increased operating efficiencies and currency exchange rate effects contributed to the increase in operating income. The fourth quarter 2009 operating income included the negative impact of a $1.8 million charge relating to consolidation/severance expenses. Fourth quarter 2008 operating income of $51.1 million included the positive impact of a $5.2 million reduction to the LIFO inventory reserve. The effects of changes to the LIFO inventory reserve are included in the Corporate Expenses and Other line of the Segment Information table.

Reported diluted earnings per share increased 13% to $.52 per share (including the negative impact of approximately $.02 per share from the consolidation/severance charges) compared to $.46 per share in the prior year (including the positive impact of approximately $.05 per share from the LIFO inventory reserve reduction).

ANNUAL RESULTS

Commenting on Aptargroup’s full year performance, Pfeiffer said, “The year 2009 was one of our most challenging periods ever but the strong fourth quarter results were encouraging. The global economic crisis touched all of our segments as consumer spending was greatly reduced. Also, our customers were cautious throughout most of the year and, as a result, they reduced their inventory levels particularly in the first half of the year. This caused order quantities to decline which hampered our ability to grow the top line. However, as we have done in the past, we managed to reduce costs without affecting our ability to quickly respond to our customers when the markets stabilized.

“Our businesses in the developing countries did well as demand for our products remained strong in those regions and the continued conversion to convenient dispensing systems in the food and beverage markets was a positive driver for our Closures segment. The competitive pricing environment, faced particularly by our Beauty & Home and Closures segments, remained challenging throughout the year.”

Reported annual sales decreased 11% to $1.8 billion from $2.1 billion a year ago. Product sales (excluding changes in exchange rates) declined 7%, changes in currency exchange rates accounted for a 5% decrease and acquisitions contributed 1% to sales. Operating income decreased 15% to $198 million (including the negative impact of a $7.6 million charge relating to consolidation/severance expenses) compared to $228.4 million a year ago. Diluted earnings per share decreased 18% to $1.79 per share, including the negative impact of $.07 per share relating to consolidation/severance charges.

Aptargroup spent approximately $30 million to repurchase approximately 885 thousand shares of common stock in 2009, leaving approximately 3.7 million shares authorized for repurchase at the end of the year. Also during the year, a total of $40.6 million was paid to stockholders in the form of dividends, or $.60 per share.

OUTLOOK

Pfeiffer commented, “While encouraged by our fourth quarter results, we are clearly not yet completely done feeling the effects of the economic crisis. The difficult unemployment situation in the U.S. and the generally sluggish economies in Europe will take some time to rebound.

“Looking forward, the first quarter results are expected to show improvement compared to the prior year. Preliminary indications are that consumer confidence, primarily in the U.S. and Europe, will continue to rise and demand for our personal care and fragrance/cosmetic dispensing systems will be above prior year levels, and demand for our food and beverage dispensing systems will be driven by the continued conversion away from non-dispensing packaging. In addition, we expect stable demand for our unique drug delivery solutions and services from the pharmaceutical market.

“We currently estimate that diluted earnings per share for the first quarter of 2010 will be in the range of $.48 to $.53 per share compared to $.38 per share in the prior year.”

STRATEGIC REALIGNMENT

The Company is announcing that in 2010 it is undertaking a strategic realignment of its businesses under three market-focused business segments. Pfeiffer commented on the strategy, “We have always been driven to better serve our customers by enhancing our understanding of their needs and the changing markets in which they operate. By realigning our businesses in a way that is completely market focused, we will make it even easier for customers to do business with us, and we will be able to offer our full product range in each of our three segments: Aptar Beauty + Home, Aptar Food + Beverage and Aptar Pharma. The new structure will also broaden and accelerate the development of innovative new products with a global focus on market applications and consumer preferences.”

Pfeiffer continued, “This realignment will take some time to complete and we expect to be fully operating under the new structure beginning in 2011. Once the realignment is complete, we will have a simplified customer-facing structure with three focused brands. We are confident that this next strategic step will put us in position to continue our long-term growth and lead our niche for many years to come.”

OPEN CONFERENCE CALL

There will be a conference call on Thursday, February 11, 2010 at 8:00 a.m. CST to discuss the Company’s fourth quarter and annual results for 2009. The call will last approximately one hour. Interested parties are invited to listen to a live webcast by visiting the Investor Relations page at www.aptar.com. Replay of the conference call can also be accessed on the Investor Relations page of the web site.

Aptargroup, Inc. is a leading global supplier of a broad range of innovative dispensing systems for the fragrance/cosmetic, personal care, pharmaceutical, household and food/beverage markets. Aptargroup is headquartered in Crystal Lake, Illinois, with manufacturing facilities in North America, Europe, Asia and South America. For more information, visit the Aptargroup web site at www.aptar.com.

This press release contains forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are based on management’s beliefs as well as assumptions made by and information currently available to management. Accordingly, Aptargroup’s actual results may differ materially from those expressed or implied in such forward-looking statements due to known or unknown risks and uncertainties that exist including, but not limited to, economic, environmental or political conditions in the various markets and countries in which Aptargroup operates, changes in customer and/or consumer spending levels; financial conditions of customers and suppliers; fluctuations in the cost of raw materials, components and other input costs; the Company’s ability to increase prices, contain costs and improve productivity; the Company’s ability to successfully implement its strategic realignment; changes in capital availability or cost, including interest rate fluctuations; the competitive marketplace; fiscal and monetary policy; changes in foreign currency exchange rates; direct or indirect consequences of acts of war or terrorism; and labor relations. For additional information on these and other risks and uncertainties, please see Aptargroup’s filings with the Securities and Exchange Commission, including its Form 10-K’s and Form 10-Q’s. Readers are cautioned not to place undue reliance on forward-looking statements. Aptargroup undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

APTARGROUP, INC.
Condensed Consolidated Financial Statements (Unaudited)

(In Thousands, Except Per Share Data)
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008

Net Sales	$495,624	$455,928	$1,841,616	$2,071,685
Cost of Sales (exclusive of depreciation shown below)	326,448	308,950	1,225,670	1,411,275
Selling, Research & Development and Administrative (1)	72,018	64,623	276,989	295,094
Depreciation and Other Amortization	38,423	31,281	133,013	131,145
Facilities Consolidation and Severance Expenses	1,837	-	7,563	-
Operating Income	56,898	51,074	198,381	234,171
Other Income/(Expense):
Interest Expense	(3,916)	(4,483)	(16,485)	(18,687)
Interest Income	575	2,786	3,333	13,120
Equity in Results of Affiliates	164	(107)	164	310
Miscellaneous, net	58	(868)	(1,335)	(2,188)
Income before Income Taxes	53,779	48,402	184,058	226,726
Provision for Income Taxes (1)	17,715	16,750	59,461	73,225
Net Income	36,064	31,652	124,597	153,501

Net (Income)/Loss Attributable to Noncontrolling Interests	(64)	18	26	(6)

Net Income Attributable to Aptargroup, Inc.	$36,000	$31,670	$124,623	$153,495

Net Income Attributable to Aptargroup, Inc. Per Common Share:
Basic	$0.53	$0.47	$1.84	$2.26
Diluted	$0.52	$0.46	$1.79	$2.18

Average Number of Shares Outstanding:
Basic	67,500	67,535	67,643	67,851
Diluted	69,319	69,225	69,785	70,518

Notes to Consolidated Statements of Income:

(1) In order to be comparable to the current period presentation, the Company revised its 2008 presentation relating to a French research and development tax credit by reclassifying amounts from Provision for Income Taxes to Selling, Research & Development and Administrative. For further details, refer to the Company's Form 8-K that was filed with the Securities and Exchange Commission on July 17, 2009.

APTARGROUP, INC.
Condensed Consolidated Financial Statements (Unaudited)
(continued)
(In Thousands)
CONSOLIDATED BALANCE SHEETS

	December 31, 2009	December 31, 2008
ASSETS

Cash and Equivalents	$332,964	$192,072
Receivables, net	319,787	343,937
Inventories	230,807	244,775
Other Current Assets	59,933	78,965
Total Current Assets	943,491	859,749
Net Property, Plant and Equipment	764,068	720,882
Goodwill, net	230,578	227,041
Other Assets	13,206	24,150
Total Assets	$1,951,343	$1,831,822

LIABILITIES AND STOCKHOLDERS' EQUITY

Short-Term Obligations	$128,355	$64,619
Accounts Payable and Accrued Liabilities	287,642	310,408
Total Current Liabilities	415,997	375,027
Long-Term Obligations	209,616	226,888
Deferred Liabilities	72,094	98,109
Total Liabilities	697,707	700,024

Aptargroup, Inc. Stockholders' Equity	1,252,845	1,131,030
Noncontrolling Interests in Subsidiaries	791	768
Total Equity	1,253,636	1,131,798

Total Liabilities and Stockholders' Equity	$1,951,343	$1,831,822

APTARGROUP, INC.
Condensed Consolidated Financial Statements (Unaudited)
(continued)
(In Thousands)
SEGMENT INFORMATION

	Three Months Ended		Year Ended
	December 31,		December 31,

	2009	2008	2009	2008
NET SALES
Beauty & Home	$255,435	$228,150	$920,669	$1,072,478
Closures	125,497	120,800	490,548	541,745
Pharma	114,692	106,977	430,397	457,456
Other	-	1	2	6
Total Net Sales	$495,624	$455,928	$1,841,616	$2,071,685

SEGMENT INCOME (1) (2)
Beauty & Home (3)	$20,075	$13,273	$58,844	$89,724
Closures (3)	13,969	8,337	49,769	43,934
Pharma (3)	31,902	28,420	123,654	129,591
Corporate Expenses and Other	(8,890)	87	(35,031)	(30,962)
Total Income before Interest and Taxes	$57,056	$50,117	$197,236	$232,287
Interest Expense, Net	(3,341)	(1,697)	(13,152)	(5,567)
Net Income/(Loss) Attributable to Noncontrolling Interests	64	(18)	(26)	6
Income Before Income Taxes	$53,779	$48,402	$184,058	$226,726

SEGMENT INCOME AS % OF NET SALES
Beauty & Home	7.9%	5.8%	6.4%	8.4%
Closures	11.1%	6.9%	10.1%	8.1%
Pharma	27.8%	26.6%	28.7%	28.3%

Notes to Segment Information:
(1) - The Company evaluates performance of its business units and allocates resources based upon income before interest expense net of interest income, stock option and corporate expenses, income taxes and unusual items.

(2) In order to be comparable to the current period presentation, the Company revised its 2008 presentation relating to a French research and development tax credit. For further details, see Note (1) to Consolidated Statements of Income.

(3) Included in the segment income figures reported above, are consolidation/severance expenses as follows:
CONSOLIDATION/SEVERANCE EXPENSES
Beauty & Home	$(27)	$-	$1,476	$-
Closures	1,431	-	5,654	-
Pharma	433	-	433	-
Total Consolidation/Severance Expenses	$1,837	$-	$7,563	$-

CONTACT:
Aptargroup, Inc.
Stephen J. Hagge, 815-477-0424